Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

August 17, 2010	CLIENT/MATTER NUMBER 038584-0125
Whiting Petroleum Corporation
1700 Broadway, Suite 2300
Denver, CO 80290
Ladies and Gentlemen:
          We have acted as counsel for Whiting Petroleum Corporation, a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 7,549,065 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and related Preferred Share Purchase Rights (the “Rights”), pursuant to the Company’s offer to exchange for each share of 6.25% Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”), 2.3033 shares of Common Stock and $14.50 in cash (the “Exchange Offer”). The terms of the Rights are set forth in that certain Rights Agreement, dated as of February 23, 2006, between the Company and Computershare Trust Company, Inc. (the “Rights Agreement”).
          In connection with our representation, we have examined: (a) the Registration Statement, including the prospectus (the “Prospectus”), the form of letter of transmittal (the “Letter of Transmittal”) and other exhibits (including those incorporated by reference) constituting a part thereof; (b) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (c) the Rights Agreement; (d) resolutions of the Company’s Board of Directors relating to the Exchange Offer; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
          In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
          Based on the foregoing, we are of the opinion that:
          1. The shares of Common Stock covered by the Registration Statement, when exchanged for shares of Preferred Stock and issued in the manner contemplated in the Prospectus and the Letter of Transmittal, will be validly issued, fully paid and nonassessable.
          2. The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

Whiting Petroleum Corporation
August 17, 2010

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP